UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 14, 2015

ASPEN INSURANCE HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	001-31909	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
141 Front Street
Hamilton HM 19
Bermuda
(Address of principal executive offices)
(Zip Code)
Registrant’s telephone number, including area code: (441) 295-8201
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5. Corporate Governance and Management
Item 5.02(b) - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
As previously disclosed, on December 5, 2014 (the “Termination Date”), John Worth left Aspen Insurance Holdings Limited (the “Company”) with immediate effect. Under the terms of the Settlement Agreement, dated January 14, 2015 (the “Settlement Agreement”), between Mr. Worth and Aspen Insurance UK Services Limited (“Aspen Services”), Mr. Worth is entitled to his salary and all other contractual benefits (including pension contributions) up to the Termination Date in accordance with the Service Agreement, dated November 1, 2012 (the “Service Agreement”), between Mr. Worth and Aspen Services. Mr Worth will also remain in Aspen Services’ private health insurance scheme at Aspen Services’ expense and on the same basis as provided to other employees until December 5, 2015 or, if earlier, until Mr. Worth begins new employment providing this benefit on the same or similar terms. In addition, Mr Worth will receive the following: (i) a £752,700 severance payment calculated in accordance with the Service Agreement, such amount being the sum of (x) Mr. Worth’s highest salary during the term of the Service Agreement and (y) the average of the annual bonus awards received (which for 2012, the target bonus amount was used as specified in the Service Agreement) by Mr. Worth for the fiscal years ending December 31, 2012 and 2013, (ii) a £325,997 payment calculated in accordance with the Service Agreement, such amount being the pro-rated (through the Termination Date) average of the annual bonus awards received by Mr. Worth for the fiscal years ending December 31, 2013 and 2012 (which for 2012, the target bonus amount was used as specified in the Service Agreement), (iii) a payment of £30,000 as compensation for loss of office, without deduction for income tax or employee national insurance on the understanding this is permitted by the PAYE Regulations but not guaranteed by Aspen Services, (iv) a payment of £42,228 as compensation for lost pension contributions less any deductions which Aspen Services is required to make, (v) a payment of up to £40,000 (exclusive of VAT) for consultancy services with a provider of Mr. Worth’s choice, to be paid by Aspen Services to the nominated provider of outplacement services commencing within three (3) months of the Termination Date, (vi) a payment of £5,000 as compensation for loss of life insurance cover, less any deductions which Aspen Services is required to make, (vii) up to £12,000 (exclusive of VAT) for reasonable legal fees incurred by Mr. Worth in connection with his departure to be made within twenty-eight (28) days of the date of the Settlement Agreement, (viii) all expenses properly incurred through the course of Mr. Worth’s employment up to and including the Termination Date, provided such claims are properly evidenced and submitted by January 14, 2015, and (ix) a payment in respect of Mr. Worth’s accrued holiday amounting to 10.5 days (less such deductions for income tax and national insurance as are required by law) to be paid to Mr. Worth within fourteen (14) days of the date of the Settlement Agreement. The payments described in (i) and (ii) above will be subject to such deductions for income tax and national insurance and will be paid to Mr. Worth within thirty (30) days of the date of the Settlement Agreement.

Mr. Worth will also receive 3,250 performance shares awarded under the Company’s 2012 Share Performance Agreement which have been subject to testing and “banked” as of the Termination Date, subject to Mr. Worth providing due “sale to cover” instructions to the share plan administrator upon the vesting of these performance shares on their regularly schedule vesting date. Mr. Worth will forfeit all remaining performance shares granted in 2012 and all performance shares granted in 2014 which are subject to 2014, 2015 and 2016 testing conditions and which are scheduled to vest in 2017. Mr. Worth will also receive 1,682 restricted share units granted to him in 2012 and 14,188 restricted share units granted to him in 2013 (reflecting then anticipated awards from his former employer) which shall continue to vest on their scheduled vesting dates, subject to shares being withheld for sale to settle any applicable tax liability. Mr. Worth will forfeit all other restricted share units that are unvested as of the Termination Date.
Mr. Worth will also be subject to certain non-compete and non-solicit restrictions until December 5, 2015, which he must adhere to unless he has the prior written consent of the Board of Directors of Aspen Services.
This summary is qualified in its entirety by the Settlement Agreement, which is attached hereto as Exhibit 10.1.

Item 9 - Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
(d)    The following exhibit is filed as part of this report:
10.1 Settlement Agreement between John Worth and Aspen Insurance UK Services Limited.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN INSURANCE HOLDINGS LIMITED (Registrant)

Dated: January 16, 2015	By:	/s/ Scott Kirk
	Name:	Scott Kirk
	Title:	Chief Financial Officer